Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Commitment to Refinance Subordinated Debt

Company Intends to Refinance $9.0 Million of Subordinated Debt and Refinancing Fees With A New $4.0 Million Term Loan and $5.0 Million from the Existing Line of Credit, Both From Wells Fargo Business Credit

At Current Market Rates, Interest Expense Is Estimated to Be Reduced by $1.5 Million For The First Twelve Months After Completion of the Refinancing

AZUSA, CA (October 6, 2011) - Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced it has committed to fund a new $4.0 million Term Note (“new Term Note”) with Wells Fargo Business Credit (“Wells Fargo”) by November 15, 2011. The proceeds from the new Term Note are required to be used, in combination with funds from the Company's current line of credit with Wells Fargo, to pay down the current subordinated debt (“current subordinated debt”) held by Mill Road Capital (“Mill Road”).

The refinancing is expected to be completed the week of November 7, 2011. This will allow the Company to take advantage of the November 6, 2011 step-down in the pre-payment penalty from 4% to 2% on the outstanding balance of the current subordinated debt.

This refinancing lowers the Company's interest expense and extends debt maturities. The Company noted that the primary, specific benefits of the refinancing to the Company are as follows:

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The effective, annualized borrowing rate on the new Term Note is LIBOR plus 3.5%, or 3.9% using the 3-month LIBOR rate as of September 30, 2011. This is significantly lower than the cost of the current subordinated debt, which is 14.1% when including the impact of annually compounded paid-in-kind interest expense.

•	The borrowing rate on the line of credit with Wells Fargo is reduced from LIBOR plus 3.50% to LIBOR plus 2.75%.

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The maturity date on the line of credit with Wells Fargo is extended by three years, from November 2012 to November 2015, assuming a November 2011 completion of the refinancing. The Term Note also expires in November 2015 versus the current subordinated debt's maturity of November 2014.

Given current rates and the borrowing costs noted above, the Company expects to save approximately $1.5 million in interest expense in the first twelve months following the refinancing, before the impact of one-time refinancing costs. This translates to approximately $0.06 of earnings per common share, after-tax.

Ingrid Jackel, Chairwoman and Chief Executive Officer, stated, “The new, lower cost Term Note will generate significant savings for the Company, which, when combined with the success created by our 2011 invest-for-growth strategy, is expected to return the Company to profitability in 2012.”

Expected Impact to Profit and Loss Statement

For the remainder of 2011, the earnings per common share impact of the refinancing is expected to be ($0.05), after-tax. This is comprised of $1.3 million of one-time costs incurred at the closing, equivalent to $(0.06) of earnings per common share, after-tax, partially offset by two months of expected interest expense savings, equivalent to $0.01 of earnings per common share, after-tax. Only $0.2 million of the $1.3 million in one-time costs, which is the expected pre-payment penalty, is anticipated to be direct cash cost.

For 2012, the Company expects the impact of the refinancing to be the full $1.5 million in interest expense benefit, assuming current market rates are maintained, or $0.06 of earnings per common share, after-tax.

Liquidity Considerations

The outstanding balance on the subordinated debt with Mill Road is expected to be $8.7 million on November 7, 2011. The $8.7 million balance includes $8.0 million in principal, which includes $0.7 million of debt discount associated with the issuance to Mill Road of 650,000 warrants in April 2010, and $0.7 million in Accrued Paid-in-Kind interest. In addition, there will be the expected pre-payment penalty of $0.2 million and legal and financing fees of $0.1 million, making total expected payments of $9.0 million.

The Company intends to finance this $9.0 million with the $4.0 million new Term Note and $5.0 from the Company's existing line of credit with Wells Fargo.

Ms. Jackel continued, “We believe the new financing will provide sufficient liquidity to fund our future growth plans. We are also pleased that we will be expanding our relationship with Wells Fargo. They have been a tremendous partner of ours over the last two years, and we look forward to working with them to finance the expansion of our business.”

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in 25,700 stores including those operated by Wal-Mart, Target, CVS and Rite Aid.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management's expectations regarding the Company's refinancing, strategy, liquidity, financial performance and outlook. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the loss of any significant retailer customers; the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; the Company's ability to comply with the financial covenants in its debt agreements; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

(FACE/F)

Contact:        Anne Rakunas
                ICR, Inc.
           (310) 954-1100

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